Exhibit 99.1
420 Lexington Avenue : New York, NY 10170 : 800.468.7526

FOR IMMEDIATE RELEASE

CONTACT:
Stacy Slater
Senior Vice President, Investor Relations
800.468.7526
stacy.slater@brixmor.com

BRIXMOR PROPERTY GROUP NAMES JAMES M. TAYLOR CHIEF EXECUTIVE OFFICER AND PRESIDENT

NEW YORK, April 12, 2016 - Brixmor Property Group Inc. (NYSE: BRX) (“Brixmor” or the “Company”) announced today that its Board of Directors has named accomplished industry veteran James (“Jim”) M. Taylor as Chief Executive Officer and President. Mr. Taylor joins Brixmor with more than 20 years of experience in the commercial real estate industry. His appointment will become effective May 20, 2016 and he will join the Company’s Board of Directors following its 2016 Annual Meeting of Stockholders, which is scheduled for June 16, 2016.

Mr. Taylor succeeds Daniel B. Hurwitz, who has held the position on an interim basis since February 2016. Mr. Hurwitz will continue to serve as a member of the Company’s Board of Directors.

Mr. Taylor currently serves as Executive Vice President - Chief Financial Officer and Treasurer for Federal Realty Investment Trust. He also is responsible for sourcing and evaluating business development opportunities for Federal Realty’s east coast portfolio, as well as for operational oversight of its southeast portfolio. As a member of Federal Realty’s executive and investment committees, Jim has contributed to developing and executing its corporate strategy.

“Jim is a highly accomplished and well regarded real estate executive. He brings to Brixmor a career full of accomplishments including: an extensive knowledge of the shopping center space, strategic planning and operations, leasing and redevelopment; demonstrated transactional expertise; and balance sheet management and exceptional capital markets capabilities. Jim is a proven leader who we feel is uniquely qualified to enhance Brixmor's position within the industry, while maximizing value for shareholders," stated John Schreiber, Chairman of the Brixmor Board.

Daniel Hurwitz, Interim Chief Executive Officer and President, added, “The Board of Directors’ search committee was extremely pleased with the depth and breadth of the candidate pool for the Chief Executive position and is delighted that Jim emerged as the leading candidate.  I look forward to working with him to ensure a seamless transition.”

Prior to joining Federal Realty Investment Trust, Mr. Taylor served as a Senior Managing Director and the head of real estate investment banking at Eastdil Secured / Wells Fargo, where he successfully completed over $100 billion of public debt and equity offerings, M&A transactions, asset and portfolio sales, private equity placements, mortgage financings, and bank loans for his real estate clients. Prior to joining Eastdil Secured, Mr. Taylor practiced corporate and securities law at Hunton & Williams, with a focus on equity REITs. Mr. Taylor also worked as a senior accountant for Price Waterhouse in Washington, D.C. He holds a BS, Commerce and a JD from the University of Virginia.

Brixmor was assisted by the executive search consulting firm Korn Ferry on this appointment.

Connect With Brixmor

•	For additional information, please visit www.brixmor.com;

•	Follow Brixmor on Twitter at www.twitter.com/Brixmor

•	Find Brixmor on LinkedIn at www.linkedin.com/company/brixmor.

About Brixmor Property Group
Brixmor owns and operates the nation's largest wholly owned portfolio of grocery-anchored community and neighborhood shopping centers, with 518 properties aggregating approximately 87 million square feet of gross leasable area located primarily across the top 50 U.S. metro markets. Brixmor leverages its national footprint, local market knowledge and operational expertise to support the growth of its retail tenants. The Company is focused on maximizing the value of its portfolio through strategic leasing and anchor space repositioning / redevelopment initiatives. Headquartered in New York City, the Company is the largest landlord to The TJX Companies and The Kroger Company.

420 Lexington Avenue : New York, NY 10170 : 800.468.7526

Safe Harbor Language
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

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